UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report:   April 2, 2014

AXIOM OIL AND GAS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-53232	27-0686445
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1846 E. Innovation Park Dr.
Oro Valley, AZ 85755
(Address of principal executive offices) (Zip Code)

(303) 872-7814
Company’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 2, 2014, we entered into agreements with each of the five shareholders of American Midwest Oil and Gas Corp. (“AMOG”) and a separate agreement with AMOG whereby we are purchasing all of the issued and outstanding shares of AMOG. AMOG is the owner and operator of certain oil and gas leases and the leasehold estates created thereby located in Toole County, Montana totaling 14,597 net mineral acres as well as an interest in two recently drilled oil wells and two producing gas wells. The purchase price for the shares of AMOG is $3,480,000 and will be paid by the issuance of 7,400,000 shares of our common stock and payment of $150,000 for a licensing fee for the 3D seismic, to paid from production and/or through the raising of drilling funds. The closing of the purchase is to take place May 29, 2014. AMOG is a related party of ours as its president is one of our directors[ and shareholders owning approximately [--]% of AMOG are [------------]].

We have agreed to amend the Lease Purchase Agreement with Alberta Oil and Gas LP, announced March 24, 2014 by reducing the number of shares of our common stock to be issued to 7,000,000. The closing of the purchase is to take place on May 30, 2014, provided that prior to that time we have assets of $1,000,000.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit	Description
10.1 10.2 10.3	Agreement dated April 2, 2014 with American Midwest Oil and Gas Corp. Amendment to Lease Purchase Agreement, dated April 2, 2014, with Alberta Oil and Gas LP Form of AMOG Share Exchange Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axiom Oil and Gas Corp

Dated:  April 2, 2014

By:        /s/ Michael Altman
Name:  Michael Altman
Title:    Chief Executive Officer